Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Annual Report (Form 10-K) of RPM International Inc. (RPM) of our reports dated July 24, 2006, with respect to the consolidated financial statements of RPM, RPM Management’s Report on Internal Control Over Financial Reporting, and the effectiveness of internal control over financial reporting of RPM, included in the 2006 Annual Report to Shareholders of RPM.
Our audits also included the financial statement schedule of RPM listed in Item 15(a). This schedule is the responsibility of RPM’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is July 24, 2006, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statements (Form S-8 Nos. 033-32794, 1989 Stock Option Plan; 333-35967 and 333-60104, 1996 Stock Option Plan; 333-101512, Deferred Compensation Plan; 333-101501, 401(k) Trust and Plan and Union 401(k) Retirement Savings Trust and Plan; 333-117581, 2003 Restricted Stock Plan for Directors; and 333-120067, 2004 Omnibus Equity and Incentive Plan)
of our report dated July 24, 2006, with respect to the consolidated financial statements of RPM, RPM Management’s Report on Internal Control Over Financial Reporting and the effectiveness of internal control over financial reporting of RPM, incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule of RPM included in this Annual Report (Form 10-K) of RPM.

/s/ Ernst & Young LLP ERNST & YOUNG LLP
Cleveland, Ohio
August 7, 2006